EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 9th day of November, 2001, by and between RESEARCH, INCORPORATED, a Minnesota corporation ("Seller"), and CVD EQUIPMENT CORPORATION, a New York corporation ("Buyer").

                                    RECITALS:

         A. Seller is in the business of designing, manufacturing and selling reflow ovens, drying systems and heating devices primarily for use in the graphics arts, plastics extrusion and electronics industries.

         B. Seller desires to sell and Buyer desires to purchase all of the assets of Seller which are used in or associated with Seller's reflow oven business (the "SMT Business") and which are not in any manner used in or associated with Seller's drying systems and heating devices businesses (the "Retained Businesses") and, in connection therewith, Buyer is willing to assume certain designated liabilities of the SMT Business, all on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, the SMT Business excludes the Retained Businesses and the assets used in or associated with the Retained Businesses.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises herein contained, Buyer and Seller each hereby agree as follows:

                        ARTICLE I. ASSETS TO BE PURCHASED

         Section 1.1. Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Time of Closing (as defined in Section 6.1), Seller shall convey, sell, transfer, assign and deliver to Buyer, free and clear of all liens, pledges, charges, claims, security interests, encumbrances and restrictions (individually, a "Lien" and collectively, the "Liens"), and Buyer shall purchase from Seller, all right, title and interest of Seller at the Time of Closing in and to the following assets, properties and rights (contractual and otherwise) of Seller that are used in connection with the SMT Business to the extent that the following do not constitute Excluded Property, as defined and set forth in Section 1.2 (the following, subject to the terms and conditions of subsection (j) below, collectively being the "Purchased Assets"):

                  (a) All machinery, equipment, computer hardware, tooling, repair and replacement parts, furniture, fixtures, supplies, and other tangible personal property listed on Schedule 1.1(a) (the "Personal Property");

                  (b) All raw materials, supplies, component parts, work-in-process, finished goods inventory, packaging and other inventory which are used in the conduct of the SMT Business and listed on Schedule 1.1(b) (the "Inventory");

                  (c) All patents, inventions, trade secrets, processes, proprietary rights, proprietary knowledge, know-how, computer software (including, but not limited to, software to operate


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         products sold by the SMT Business), manufacturing and engineering drawings, trademarks, names, service marks, trade names, copyrights, marks, symbols, logos, franchises and permits and all applications therefor and registrations thereof which Seller owns and all filings, registrations or issuances of any of the foregoing with or by any federal, state, local or foreign regulatory, administrative or governmental office or offices, all to the extent used in the conduct of the SMT Business and not used in the conduct of the Retained Businesses, in each case which are listed on Schedule 1.1(c) (collectively, the "Proprietary Rights");

                  (d) All claims and rights under the purchase and sales orders to which Seller is a party and which are listed on Schedule 1.1(d) (the "Contracts");

                  (e) Seller's rights to use five (5) of the "Pro E" seats for which Seller has a user's license under the "Pro E" software license between Seller and Parametric Technology Corp.;

                  (f) Copies of (to the extent relating to both the SMT Business and the Retained Businesses or to the extent residing on Seller's computer system) or originals of (to the extent relating exclusively to the SMT Business and in printed form) the following: books of account, customer lists, supplier lists, files, manuals, quotations, job files, sales orders, advertising and marketing materials, papers and records, in each case used in the conduct of the SMT Business;

                  (g) Any contractual rights that Seller may have which prohibit the ability of the officers of Seller listed on Schedule 1.1(g) to compete with the SMT Business;

                  (h) Any contractual rights (and claims to enforce such contractual rights) that Seller may have which prohibit the ability of current or former employees of Seller to use or otherwise disclose proprietary information with respect to the Proprietary Rights;

                  (i) All goodwill of the SMT Business; and

                  (j) All right, title and interest of Seller at the Time of Closing in and to the trade names, "Research International," "Chipflo," "Deltaflo," "Microflo" and "Thermaflo" and the Internet domain name, "www.research-intl.com"; provided, however, that the trade names, "Research International," "Chipflo," "Deltaflo," "Microflo" and "Thermaflo" and the Internet domain name, "www.research-intl.com" will not be included in the definition of "Purchased Assets" for purposes of
         Article IV of this Agreement, meaning that Seller is in no manner by this Agreement making any representations or warranties with respect to the trade names, "Research International," "Chipflo," "Deltaflo," "Microflo" or "Thermaflo" or the Internet domain name, "www.research-intl.com," except as expressly set forth in Section 4.2(n).

         Section 1.2. Excluded Property. There shall be excluded from the assets, properties and rights (contractual and otherwise) of Seller to be conveyed, sold, transferred, assigned, and delivered to Buyer under this Agreement, the following assets (the "Excluded Property"):

                  (a) all cash and cash equivalents;

                  (b) all amounts due on account of sales of inventory of the SMT Business on or prior to Closing;


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                  (c) the "Research, Incorporated" name and all derivatives
         thereof (except for the trade name, "Research International"), all corporate minute books, stock records, corporate seals and treasury shares of Seller;

                  (d) any claims (including benefits arising therefrom) which are related solely to liabilities of Seller which are Retained Liabilities, or which are related solely to Excluded Property;

                  (e) Seller's rights under this Agreement and any agreements or instruments executed in connection herewith;

                  (f) all insurance policies (including the proceeds thereof) owned by Seller;

                  (g) all assets held in trust by or for the benefit of any current or former employees of the SMT Business under any "employee pension benefit plan" (as such term is defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder) maintained or contributed to by Seller;

                  (h) the income tax returns and other original income tax records of Seller and all claims for a refund or deficiency;

                  (i) prepaid expenses related to auto insurance, worker's compensation insurance and product liability insurance or deficiencies;

                  (j) all proprietary rights used in the conduct of the Retained Businesses, including, but not limited to, Seller's rights to use all of the "Pro E" seats (other than Seller's rights to use the five (5) "Pro E" seats which are part of the Purchased Assets) for which Seller has a user's license under the "Pro E" software license between Seller and Parametric Technology Corp.;

                  (k) any real property, buildings, fixtures or improvements, and any rights and claims under leases of real property;

                  (l) any automobiles and other vehicles;

                  (m) any telephone numbers, facsimile numbers and Internet domain addresses (other than the Internet domain name, "www.research-intl.com");

                  (n) any assets arising under or used in connection with the Retained Businesses (other than the assets specifically set forth on Schedule 1.1(a), 1.1(b), 1.1(c) or 1.1(d) or copies of the assets listed in Section 1.1(f) to the extent such assets relate to both the SMT Business and the Retained Businesses);

                  (o) Seller's rights under any contracts with sales representatives or distributors of the SMT Business;

                  (p) any contractual rights that Seller may have which prohibit the ability of the officers of Seller to compete with the Retained Businesses;


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                  (q) any contractual rights (and claims to enforce such
         contractual rights) that Seller may have which prohibit the ability of current or former employees of Seller to use or otherwise disclose proprietary information with respect to proprietary rights other than the Proprietary Rights; and

                  (r) any assets not specifically set forth in Section 1.1, including, but not limited to, the assets listed on Schedule 1.2(r).

         Section 1.3. Non-Assignment of Certain Property. Seller represents and warrants to Buyer that there are no Contracts which are non-assignable or the assignment of which pursuant hereto requires the consent of any other party. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any of the Contracts shall require the consent of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement, any other agreement or instrument delivered at the Closing nor any action taken pursuant to their provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to an assignment to Buyer. If such consent is not obtained, Seller shall provide for Buyer the benefits of such Contracts, including, without limitation, enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person with respect to such Contracts.

                      ARTICLE II. ASSUMPTION OF OBLIGATIONS

         Section 2.1. Assumption of Certain Obligations. Subject to the provisions of this Agreement, from and after the Time of Closing, Buyer shall, by an Assignment and Assumption Agreement and Bill of Sale substantially in the form attached hereto as Exhibit A (the "Assignment and Assumption Agreement"), assume: (i) the liabilities and obligations of Seller arising under the Contracts set forth on Schedule 1.1(d) to the extent Buyer receives the benefit of such items as contemplated hereby and such liabilities and obligations arise and are first required to be performed after the Time of Closing; provided, however, that Buyer shall not assume any obligations or liabilities for any breach, violation or noncompliance thereunder existing on or relating to the period on or prior to the Time of Closing; (ii) all liabilities and obligations for the payment of commissions due to sales representatives and distributors of Seller for equipment, parts and services sold by Seller prior to the Time of Closing, where the sales orders underlying such sales of equipment, parts or services are included in the Contracts set forth on Schedule 1.1(d) and such equipment or parts have not been shipped or such services have not been performed prior to the Time of Closing; and (iii) all liabilities and obligations in respect of customer warranty claims, including, but not limited to, costs of repair and/or replacement, for products sold or shipped after the Time of Closing (individually, an "Assumed Liability" and collectively, the "Assumed Liabilities").

         Section 2.2. Retained Liabilities. With the exception of the Assumed Liabilities, Buyer shall not, by the execution and performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, whether matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (individually, a "Retained Liability" and collectively, the "Retained Liabilities"), including, without limitation, those arising from: (a) any liability or obligation under or in connection with the Excluded Property; (b) any federal, state, local, provincial or other foreign income, capital gain or other tax payable with respect to Seller, the SMT Business, the Purchased Assets or the Assumed Liabilities for any period prior to the Closing Date; (c) any indebtedness of Seller for borrowed money; (d) any fees and expenses incurred by Seller in connection with negotiating, preparing, closing


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and carrying out this Agreement and the transactions contemplated by this
Agreement, including, without limitation, the fees, disbursements and expenses for Seller's investment bankers, attorneys, accountants and consultants; (e) any occurrence or circumstance (whether known or unknown) which occurs prior to the Time of Closing and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under any lease, contract, instrument or agreement of Seller (whether written or oral); (f) any injury to or death of any person or damage to or destruction of any property resulting from or arising out of any occurrence or circumstance which occurs or exists at or prior to the Time of Closing, regardless of whether such injury, death, damage or destruction occurs prior to, at or after the Time of Closing and whether based on negligence, breach of warranty, breach of contract, products liability, strict liability or any other theory; (g) any violation of the requirements of any governmental authority; or (h) any employee benefit plan or any other fringe benefit program maintained by Seller or to which Seller contributes or any contributions, benefits or liabilities therefor or any liability for Seller's withdrawal or partial withdrawal from, or termination of, any such plan or program; or (i) any lease of real property.

                           ARTICLE III. PURCHASE PRICE

Section 3.1. Consideration.

                  (a) Closing Payment. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Assets, at the Time of Closing, Buyer shall: (i) assume the Assumed Liabilities as provided in Section 2.1 of this Agreement; and
         (ii) pay to Seller the sum of Seven Hundred Fifty Thousand Dollars ($750,000) (together with the royalty payments called for by Section 3.1(b), the "Purchase Price"), less Three Hundred Fifty Thousand Dollars ($350,000) (the "Holdback Amount"), which Holdback Amount shall be secured by an irrevocable stand-by letter of credit substantially in the form attached hereto as Exhibit B (the "Letter of Credit"), issued by North Fork Bank and dated on or prior to the Closing Date, less the Inventory Adjustment Amount (as hereinafter defined), if any. For purposes of this Section 3.1(a), "Inventory Adjustment Amount" shall mean the product obtained by multiplying (x) the remainder of Two Million Four Hundred Thousand Dollars ($2,400,000) minus the fully-burdened cost of all Inventory set forth on Schedule 1.1(b), times (y) a factor of 0.25; provided, however, that in the event that the fully-burdened cost of all Inventory set forth on Schedule 1.1(b) is greater than $2,400,000, the Inventory Adjustment Amount shall be deemed to be zero. In addition, following the Closing Date, Buyer shall pay to Seller the royalty payments called for by Section 3.1(b).

                  (b) Post-Closing Royalty Payments.

                  (i) Delivery of Royalty Statements. Buyer shall prepare and complete unaudited statements (the "Royalty Statements") reflecting the gross sales (less any uncollectible receivables actually written off by Buyer and any returns) attributable to all sales and leases of equipment, parts and services ("Gross Sales") of the SMT Business during each consecutive three-month period during the twenty-four month period commencing on the first day of the month immediately following the Closing Date (the twenty-four month period commencing on the first day of the month immediately following the Closing Date being the "Royalty Period" and each consecutive three-month period commencing on the first day of the Royalty Period being a "Quarterly Period"), which Royalty Statements shall be completed and prepared no later than thirty
         (30) days following the expiration of each Quarterly Period; provided, however, that the Royalty Statements for the Quarterly Period commencing on the first day of the Royalty


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         Period shall also include and reflect the Gross Sales of the SMT
         Business for the period commencing on the Closing Date and ending on the day immediately preceding the Royalty Period (the "Stub Period"). For purposes of this Section 3.1(b), in preparing the Royalty Statements, Buyer's Gross Sales will be determined in accordance with U.S. generally accepted accounting principles at the time in effect ("GAAP") applied consistently with the practices employed in preparing the Financial Statements (as defined in Section 4.2(c)). Promptly after preparing and completing Royalty Statements for the Quarterly Period then ended, Buyer shall deliver to Seller such Royalty Statements, accompanied by a certificate of Buyer's Chief Financial Officer in the form set forth on Schedule 3.1(b). Seller shall have ten (10) days from the date of delivery of such Royalty Statements to review them and raise any disputes with respect thereto, which disputes shall be set forth in reasonable detail in a written notice delivered to Buyer (a "Notice of Dispute") by no later than the expiration of such ten-day period. In the event that Seller delivers to Buyer a Notice of Dispute with respect to such Royalty Statements, Buyer and Seller shall work diligently and in good-faith with one another to resolve such disputes with respect to such Royalty Statements, but in the event that Buyer and Seller are unable to resolve all of such disputes within thirty
         (30) days following the date on which Buyer initially delivers to Seller such Royalty Statements, such Royalty Statements, as initially delivered to Seller and modified by any agreements between Buyer and Seller on disputed items set forth in the related Notice of Dispute, shall be deemed to be final and agreed upon for purposes of subsections
         (ii) and (iii) below (but not for purposes of subsection (iv) below).

                  (ii) Year One Computation of Royalties; Payment of Holdback Amount. For each Quarterly Period during the twelve-month period commencing on the first day of the Royalty Period (the twelve-month period commencing on the first day of the Royalty Period being the "Year One Royalty Period"), after delivery to Seller of the Royalty Statements for the Quarterly Period then ended, if Seller does not deliver a Notice of Dispute to Buyer by the tenth (10th) day following delivery of such Royalty Statements, or promptly after finalization of and agreement upon such Royalty Statements, if Seller does deliver a Notice of Dispute to Buyer by the tenth (10th) day following delivery of such Royalty Statements, Buyer shall pay to Seller an amount equal to ten percent (10.0%) of the Gross Sales of the SMT Business (the "Accrued Royalty") for the Quarterly Period then ended, less the sum of
         (x) the amounts that Buyer Indemnified Parties were entitled to recover for indemnification claims under Article VII hereof during the Quarterly Period then ended (subject to the terms and conditions of Article VII hereof) and (y) the amounts of costs incurred in servicing warranty claims on behalf of Seller pursuant to Section 5.12 hereof during the Quarterly Period then ended (subject to the terms and conditions of Section 5.12 hereof) (the sum of clauses (x) and (y) for each Quarterly Period being the "Offset Amount" for each such Quarterly Period). In the event that the Offset Amount for the Quarterly Period then ended exceeds the Accrued Royalty for the Quarterly Period then ended, then Buyer may offset against the Accrued Royalty otherwise payable for the following Quarterly Period or Quarterly Periods during the Year One Royalty Period, in order beginning with the then immediately following Quarterly Period, the amount by which the Offset Amount for the Quarterly Period then ended exceeds the Accrued Royalty for the Quarterly Period then ended until such amount is satisfied by offset. In addition, on the date of payment to Seller of the Accrued Royalty for the last Quarterly Period during the Year One Royalty Period (or the date that the Accrued Royalty for such Quarterly Period would have been paid to Seller but for offset against the entire Accrued Royalty for such Quarterly Period in accordance with the terms and conditions of this Section 3.1(b)) (the "Holdback Distribution Date"), Buyer shall pay to Seller an amount equal to the Holdback Amount, less the amount, if any, by which the aggregate Offset Amount for the Year


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         One Royalty Period exceeds the aggregate Accrued Royalty for the Year
         One Royalty Period, as reflected in the Royalty Statements for each Quarterly Period during the Year One Royalty Period, plus interest on the Holdback Amount, if any, paid to Seller, calculated at a rate five and one-half percent (5.5%) per annum, accruing from the Closing Date through the Holdback Distribution Date; provided, however, that in the event that the aggregate Offset Amount for the Year One Royalty Period cannot be satisfied by offset against the aggregate Accrued Royalty for the Year One Royalty Period, as reflected in the Royalty Statements for each Quarterly Period during the Year One Royalty Period, and the Holdback Amount pursuant to the terms and conditions of this subsection
         (ii), Buyer may satisfy such unsatisfied Offset Amounts pursuant to the terms of subsection (iii) below. Buyer and Seller hereby agree that the Gross Sales of the SMT Business during the Stub Period shall be added to the Gross Sales of the SMT Business during the Quarterly Period commencing on the first day of the Royalty Period for purposes of computing the Accrued Royalty for such Quarterly Period commencing on the first day of the Royalty Period. Buyer shall reimburse Seller for all reasonable costs of collection and enforcing Seller's right to collect any undisputed portion of the Holdback Amount in the event that Buyer fails to timely pay to Seller such undisputed portion of the Holdback Amount when payment thereof is due.

                  (iii) Year Two Computation of Royalties. For each Quarterly Period during the twelve-month period commencing on the first anniversary of the first day of the Royalty Period (the twelve-month period commencing on the first anniversary of the first day of the Royalty Period being the "Year Two Royalty Period"), after delivery to Seller of the Royalty Statements for the Quarterly Period then ended, if Seller does not deliver a Notice of Dispute to Buyer by the tenth
         (10th) day following delivery of such Royalty Statements, or promptly after finalization of and agreement upon such Royalty Statements, if Seller does deliver a Notice of Dispute to Buyer by the tenth (10th) day following delivery of such Royalty Statements, Buyer shall pay to Seller an amount equal to the Accrued Royalty for the Quarterly Period then ended, less the amount of Offset Amounts during the Year One Royalty Period which could not be satisfied by offset against the aggregate Accrued Royalty for the Year One Royalty Period, as reflected in the Royalty Statements for each Quarterly Period during the Year One Royalty Period, and the Holdback Amount pursuant to the terms and conditions of this subsection (ii) above or by offset against the Accrued Royalty otherwise payable for all then-preceding Quarterly Periods during the Year Two Royalty Period, less the amounts of costs incurred in servicing warranty claims on behalf of Seller pursuant to
         Section 5.12 hereof during the Quarterly Period then ended (subject to the terms and conditions of Section 5.12 hereof).

                  (iv) Royalty Audit. Within ninety (90) days of each fiscal year end of Buyer during the Royalty Period, Buyer shall cause Buyer's independent accountants to deliver to Seller a letter stating that, in the opinion of such independent accountants, the Royalty Statements delivered to Seller through the end of Buyer's fiscal year then-ended fairly and accurately reflect the amount of Gross Sales of the SMT Business since the commencement of the Royalty Period. In the event that Buyer's accountants are unwilling or are unable to deliver to Seller such a letter, Buyer shall allow Seller's independent accountants to review, at Buyer's expense, Buyer's books and records to determine whether the amount of Gross Sales as reflected in the Royalty Statements delivered to Seller through the end of Buyer's fiscal year then-ended fairly and accurately reflect the amount of Gross Sales of the SMT Business since the commencement of the Royalty Period. In the event that, based on Seller's independent accountants' review of Buyer's books and records, Seller believes, in its sole discretion, that the Royalty Statements delivered to Seller through the end of Buyer's fiscal year then-ended reflect an underreporting of Gross Sales of the SMT Business since the commencement of the Royalty Period, Buyer and Seller shall submit the matter to an independent accounting firm reasonably acceptable to Buyer and Seller (the "Independent Accountants") for resolution by the Independent Accountants within thirty (30) days of so being submitted. Buyer and Seller shall share equally in the costs of retaining the Independent Accountants. In the event that the Independent Accountants determine that the Royalty Statements delivered to Seller through the


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         end of Buyer's fiscal year then-ended reflect an underreporting of
         Gross Sales of the SMT Business since the commencement of the Royalty Period, within ten (10) days of such determination, Buyer shall pay to Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller, an amount equal to ten percent (10.0%) of the Gross Sales that were so underreported.

         Section 3.2. Payment. The Purchase Price and any other payment by Buyer to Seller hereunder shall be payable by a check issued by a bank, with such bank as payor and Seller as payee, or by wire transfer of immediately available funds to a bank account designated in writing by Seller.

         Section 3.3. Purchase Price Allocation. Seller and Buyer hereby agree that the Purchase Price shall be allocated for purposes of this Agreement and for federal, state and local tax purposes as set forth on Schedule 3.3. Buyer and Seller shall file all federal, state, local and foreign tax returns, including Internal Revenue Form 8594, in accordance with the allocation set forth on Schedule 3.3 and shall not take a position for tax purposes inconsistent therewith.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

         Section 4.1. Buyer's Representations and Warranties. Buyer hereby represents and warrants to Seller that:

                  (a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to perform its obligations under this Agreement and its Related Agreements.

                  (b) Authorization; No Conflicts. Buyer has all requisite corporate power and authority to enter into this Agreement and any other agreements delivered by Buyer at the Closing (the "Buyer's Related Agreements"), perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. All necessary and appropriate corporate action has been taken by Buyer with respect to the execution, delivery and performance of this Agreement, Buyer's Related Agreements and all other documents and instruments to be executed and delivered by Buyer in accordance with Section 6.3 (the "Buyer's Closing Documents") and no other actions or proceedings on the part of Buyer are necessary to authorize Buyer's Closing Documents, the consummation of the transactions contemplated hereby and thereby and the performance of the agreements contained herein and therein. Buyer has duly and validly executed and delivered Buyer's Closing Documents and Buyer's Closing Documents constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.


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                  (c) Consents; No Violation. Except as set forth on Schedule
         4.1(c), the execution, delivery and performance by Buyer of this Agreement and Buyer's Related Agreements will not (a) require any filing or registration by Buyer with, or consent or approval with respect to Buyer of, any governmental authority or third party, (b) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer or to Buyer's knowledge, violate any law, regulation or order of any governmental authority applicable to Buyer.

                  (d) Litigation. There is no claim, litigation, action, suit, proceeding, investigation or inquiry, administrative or judicial, pending or, to the knowledge of Buyer, threatened against Buyer, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, which might have an adverse effect on its ability to perform any of its obligations under this Agreement or Buyer's Related Agreements or upon the consummation of the transactions contemplated hereby or thereby.

                  (e) Brokers and Finders. Neither Buyer nor any of its officers, directors or employees, has engaged any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisory or similar fees have been incurred or are or will be payable by Buyer in connection with this Agreement or the transactions contemplated hereby.

         Section 4.2. Seller's Representations and Warranties. Seller hereby represents and warrants to Buyer that:

                  (a) Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted.

                  (b) Authorization; Validity. Seller has full corporate power and authority to enter into this Agreement and Agreement and any other agreements delivered by Buyer at the Closing (the "Seller's Related Agreements"), perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. All necessary and appropriate corporate action has been taken by Seller with respect to the execution, delivery and performance of this Agreement, Seller's Related Agreements and all other documents and instruments to be executed and delivered by Seller in accordance with
         Section 6.2 (collectively, the "Seller's Closing Documents") and no other actions or proceedings on the part of Buyer are necessary to authorize Seller's Closing Documents, the consummation of the transactions contemplated hereby and thereby and the performance of the agreements contained herein and therein. Seller has duly and validly executed and delivered Seller's Closing Documents and Seller's Closing Documents constitute legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

                  (c) Financial Statements; SEC Reports. The following financial statements of Seller, which have been previously furnished to Buyer or its authorized representatives by Seller, have been prepared from and are in accordance with the books and records of Seller and, except as set forth on Schedule 4.2(c), have been prepared in conformity with GAAP applied on a consistent basis for such periods using an accrual basis method, and fairly present, in all material respects, the financial condition of Seller as of the dates stated and the results of operations of Seller for the periods then ended in accordance with such practices: the consolidated balance sheet of Seller as at September 30, 2000, and the related consolidated statement of operations and consolidated statement of cash flows for the year then ended, which have been examined by and accompanied by the reports of Arthur Andersen (collectively, the "Audited Financial Statements"), and the consolidated balance sheet of Seller as at and for the nine-month period ended June 30, 2001, and the related consolidated statement of operations and consolidated statement of cash flows for the nine-month period then ended (the "2001 Financial Statements") (the Audited Financial Statements and 2001 Financial Statements are hereinafter sometimes collectively referred to as the "Financial Statements"). Seller has filed all required forms, reports and documents with the Securities and Exchange Commission required to be filed by it during the past two (2) years pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, all of which have complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, respectively, and the such rules and regulations.

                  (d) Undisclosed Liabilities. Except as disclosed on Schedule 4.2(d), Seller has no liability or obligation of any nature with respect to the SMT Business (whether liquidated, unliquidated, accrued, absolute, contingent or otherwise and whether due or to become due) except: (i) those set forth or reflected in the 2001 Financial Statements which have not been paid or discharged since the date thereof; (ii) liabilities incurred in the ordinary course of business since June 30, 2001; (iii) those arising under any contracts of Seller related to the SMT Business; and (iv) those described in any schedule to this Agreement.

                  (e) Taxes. Seller has duly filed all federal, state, local and foreign tax returns and tax reports required to be filed by it, all such returns and reports are true and correct in all material respects, none of such returns and reports has been amended, and all taxes, assessments, fees and other governmental charges arising under such returns and reports have been fully paid or will be timely paid. No waivers of any applicable statutes of limitations are outstanding. There is no pending or, to Seller's Knowledge, threatened federal, state, local or foreign tax audit of Seller and no agreement with any federal, state, local or foreign tax authority that may affect the subsequent tax liabilities of Seller. At the Closing, Seller is not and will not be obligated to pay taxes, assessments, fees or governmental charges for which Seller has not made adequate provision on its books and records, except that, after the Closing, Seller will continue to be obligated for the foregoing which accrue with respect to its business, including those applicable to the SMT Business through the Closing Date.

                  (f) Compliance With Law. Seller is in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality relating to Seller or the SMT Business (collectively, the "Applicable Laws"), except to the extent that any failure to so be in compliance would not have a material adverse effect on Seller or the SMT Business. Except as set forth in Schedule 4.2(f), Seller is not, to Seller's Knowledge, under investigation with respect to, and has not been charged with or given notice of any material violation of, any Applicable Laws with respect to the SMT Business, which violation is still outstanding.

                  (g) Proprietary Rights. Except for the trade names "Research International," "Chipflo," "Deltaflo," "Microflo" and "Thermaflo" and the Internet domain name "www.research-intl.com," Schedule 1.1(c) sets forth all registered patents, trademarks, service marks, trade names, and copyrights, and all applications therefor, and licenses, sublicenses or agreements in respect thereof which Seller owns or has the right to use or to which Seller is a party and, in each case, that are used by Seller in connection with the operation of the SMT Business and not used by Seller in connection with the operation of the Retained Businesses (collectively, the "Registered Rights"). The SMT Business of Seller as conducted immediately prior to the Closing and the sale by Seller and ownership by Buyer of any of the Purchased Assets, was not, is not and will not be in contravention of any trade name, service mark, patent, trademark, copyright or other proprietary right of any third party. Except as set forth in Schedule 4.2(g), none of the Proprietary Rights: has been hypothecated, sold, assigned or licensed by Seller, or to the Knowledge of Seller, any other person, corporation, firm or other legal entity; to the Knowledge of Seller, infringe upon or violate the rights of any person, firm, corporation, or other legal entity; are subject to challenge, claims of infringement, unfair competition or other claims; or, to the Knowledge of Seller, are being infringed upon or violated by any person, firm, corporation or other legal entity. Except as set forth in Schedule 4.2(g): no product, process, method or operation presently sold, engaged in or employed by Seller in the SMT Business, to the Knowledge of Seller, infringes upon any rights owned by any other person, firm, corporation or other legal entity; there is not pending or, to the Knowledge of Seller, threatened any claim or litigation against Seller contesting the right of Seller to sell, engage in or employ any such product, process, method or operation in the SMT Business.

                  (h) Title to Properties. Except for the Liens set forth on
         Schedule 4.2(h) which will be released at Closing, all of the Purchased Assets are held free and clear of all Liens.

                  (i) Brokers, Finders. The transactions contemplated herein were not submitted to Seller by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of Seller submitted to Buyer by any such broker or other person. No investment banking, financial advisory or similar fees or commissions have been incurred or are or will be payable by Seller in connection with this Agreement or the transactions contemplated hereby.

                  (j) Legal Proceedings, etc. Except as set forth on Schedule 4.2(j), there is no claim, litigation, action, suit or proceeding, administrative or judicial, filed, pending, or, to Seller's Knowledge, threatened against Seller, the SMT Business or involving the Purchased Assets, this Agreement or the transactions contemplated hereby, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority. Seller is not subject to any judgment, order or decree of any federal, state or local court or regulatory agency, or other governmental authority.

                  (k) Sufficiency of Assets. Except for any of the Excluded Property described in Section 1.2(a) through (o), no material property or assets, other than the Purchased Assets, are necessary to conduct the SMT Business substantially as presently conducted by Seller.

                  (l) No Conflict or Default. Neither the execution and delivery of this Agreement by Seller, nor compliance with the terms and provisions hereof by Seller, including, without limitation, the consummation of the transactions contemplated hereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the breach of any term, condition or provision of the certificate or articles of incorporation or bylaws of Seller or of any material agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Seller is a party or by which Seller or any of the Purchased Assets are or may be bound, or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, or result in the creation or imposition of any material lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any of the Purchased Assets, or give to others any interest or rights, including, without limitation, rights of termination, acceleration or cancellation in or with respect to the Purchased Assets or the SMT Business.

                  (m) Contracts and Commitments. Except as set forth on Schedule 4.2(m), Seller has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any Contract. Except as set forth on Schedule 4.2(m), neither Seller nor, to the Knowledge of Seller, any other party thereto, is in violation of, in default in respect of nor has there occurred an event or condition which, with the passage of time or giving or notice (or both) would constitute a violation or default of any Contract, and, to the Knowledge of Seller, there are no facts or circumstances which would reasonably indicate that Seller (or any other party) will be or may be in material violation of or in material default in respect of any Contract, subsequent to the date hereof. Except as set forth on
         Schedule 4.2(m), no notice has been received by Seller claiming any such default by Seller or indicating the desire or intention of any other party thereto amend, modify, rescind or terminate the same.

                  (n) Research International Trade Name. Seller has not sold, assigned or otherwise transferred Seller's right, title and interest in the trade name, "Research International," or in the Internet domain name, "www.research-intl.com."

                  (o) Warranty. Attached hereto as Schedule 4.2(o) is a true, correct and complete copy of Seller's warranty to customers as in effect on the Closing Date and, to the Knowledge of Seller, Seller has not issued a warranty to customers of a duration longer than that set forth in the warranty attached hereto as Schedule 4.2(o).

                              ARTICLE V. COVENANTS

         Section 5.1. Covenant Not to Compete.

                  (a) Seller agrees that it will not, for a period of five (5) years following the Closing Date, directly or indirectly, whether on its own account or as a shareholder, partner, joint venturer and/or agent of any person, firm, corporation or other entity or otherwise, directly or indirectly: (i) own, manage, operate, join, control or participate in the ownership, management, operation, or control of any business or enter into or engage in any business which competes with the SMT Business as conducted by Seller; or (ii) induce or encourage any customer of the SMT Business to terminate its relationship with Buyer or solicit customers or business patronage which results in direct competition with the SMT Business as conducted by Seller; or
         (iii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any business which competes with the SMT Business as conducted by Seller (except investments in three percent (3%) or less of the capital stock of any corporation subject to the Securities Exchange Act of 1934, as amended). In the event that, after the Closing Date, Seller sells the Retained Businesses, in whole or in part, to any purchaser who, prior to and at the time of such sale, operated a business which directly or indirectly competes with the SMT Business, the provisions of this Section 5.1(a) shall be automatically and irrevocably excluded from the terms of
         Section 8.3 hereof such that the purchaser of the Retained Businesses, in whole or in part, shall not be bound hereby.

                  (b) Buyer agrees that it will not, directly or indirectly, whether on its own account or as a shareholder, partner, joint venturer and/or agent of any person, firm, corporation or other entity or otherwise, directly or indirectly: (A) use any secrets, confidential information, customer lists, supplier information, and all other data of or pertaining to Seller (other than the SMT Business) and Seller's affiliates, their respective businesses (other than the SMT Business) or financial affairs or products and services (other than the products and services of the SMT Business) (collectively, "Seller's Confidential Information") that are not and have not become ascertainable from public or published record, to compete with the business activities of the Retained Businesses; or (B) use the trade name, "Research International" or any derivations thereof (i) in connection with any business activities that compete with the business activities of the Retained Businesses, (ii) in any way that suggests Buyer has control over Seller or is an affiliate, partner or joint venturer of Seller, or
         (iii) in any way that would cause confusion with the business activities of the Retained Businesses. In addition, Buyer shall, and shall cause its affiliates to, maintain Seller's Confidential Information in strict confidence in accordance with the procedures Buyer uses to protect its own information of a similar nature and shall not use any such Seller's Confidential Information for any purpose.

         Section 5.2. Covenant Against Disclosure.

                  (a) Seller agrees that it will not: (i) disclose to any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) in any manner, directly or indirectly, any information or data pertaining to the SMT Business and in no manner pertaining to the Retained Businesses, whether of a technical or commercial nature; or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) to use, in any manner, directly or indirectly, any information or data directly or indirectly pertaining to the SMT Business and in no manner pertaining to the Retained Businesses, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of Section 5.1(a) or this Section 5.2(a) by Seller.

                  (b) Buyer agrees that it will not: (i) disclose to any person, association, firm, corporation or other entity (other than Seller or those designated in writing by Seller) in any manner, directly or indirectly, any information or data pertaining to the Retained Businesses, whether of a technical or commercial nature; or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than Seller or those designated in writing by Seller) to use, in any manner, directly or indirectly, any information or data directly or indirectly pertaining to the Retained Businesses, excepting only use of such data or information as is at the time generally known to the public and which did not become generally known through any breach of any provision of Section 5.1(b) or this Section 5.2(b) hereof by Buyer.

         Section 5.3. Covenant Against Hiring.

                  (a) Seller agrees that it shall not, for a period of two (2) years following the Closing Date, take any action which would induce or solicit any employee of the SMT Business as operated by Buyer not to continue as an employee of Buyer or to become employed by Buyer. Seller agrees that it shall not, during the thirty-day period commencing on the Closing Date, solicit for employment by Seller any SMT Employee (as defined in Section 5.3(b)) who is not employed by Seller on the Closing Date. Seller agrees that it shall not, whether directly or indirectly through any subsidiary or affiliate, employ, whether an employee, officer or director, or enter into any partnership, joint venture or other business association with, any person who at any time between January 1, 2001 and the Closing Date was an employee, officer or director of Buyer, for a period of twelve (12) months after such person ceases or has ceased, for any reason, to be an employee, officer or director of Buyer.

                  (b) Buyer agrees that it shall not, for a period of two (2) years following the Closing Date, take any action which would induce or solicit any employee of Seller's Retained Businesses not to continue as an employee of Seller or to become employed by Buyer. Schedule 5.3(b) sets forth a list of all current employees of Seller who are, and all former employees of Seller who since January 1, 2001 were, active in the operations of the SMT Business (the "SMT Employees"). In the event that, from time to time during the thirty-day period commencing on the Closing Date, Buyer desires to speak with one or more SMT Employees regarding potential employment with Buyer, Buyer shall deliver to Seller written notice thereof (a "Employment Notice"), setting forth the name of each SMT Employee with whom Buyer so desires to speak. Seller shall promptly contact each such SMT Employee listed in an Employment Notice and apprise him or her of Buyer's desire to contact him or her regarding potential employment with Buyer. Seller shall promptly thereafter provide to Seller contact information for each SMT Employee listed in an Employment Notice who expresses a willingness to speak with Buyer about potential employment with Buyer. Seller agrees not to discourage any SMT Employee listed in an Employment Notice from accepting employment with Buyer; provided, however, that Seller shall not be under any obligation to encourage any SMT Employee then employed by Seller to leave the employment of Seller. Buyer agrees that it shall not contact a SMT Employee unless and until Buyer delivers to Seller an Employment Notice listing such SMT Employee and Seller notifies Buyer that such SMT Employee has expressed a willingness to speak with Buyer about potential employment with Buyer. Without limiting the generality of the foregoing, Buyer shall not, whether directly or indirectly through any subsidiary or affiliate, employ, whether an employee, officer or director, or enter into any partnership, joint venture or other business association with, any person who was at any time between January 1, 2001 and the Closing Date was an employee, officer or director of Seller's Retained Businesses, for a period of twelve (12) months after such person ceases or has ceased, for any reason, to be an employee, officer or director of Seller's Retained Businesses.

         Section 5.4. Injunctive Relief. Each party acknowledges and agrees that remedies at law for any breach of any of the other party's obligations under Sections 5.1, 5.2 or 5.3 hereof would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of Sections 5.1, 5.2 or 5.3 without the necessity of proof of actual damage.

         Section 5.5. Collection and Storage of Purchased Assets. Schedule 5.5(a) sets forth the nature and location of all of the tangible Purchased Assets that are not located at Seller's facility in Eden Prairie, Minnesota (the "Eden Prairie Facility"). Except as set forth on Schedule 5.5(b), Seller agrees to have all of the Purchased Assets set forth on Schedule 5.5(a) shipped, at Seller's expense, to the Eden Prairie Facility as soon as practicable following the Closing Date. In the event that any of the Purchased Assets set forth on
Schedule 5.5(a) and not set forth on Schedule 5.5(b) are damaged while in the process of being shipped to the Eden Prairie Facility and Seller recovers insurance proceeds due to such damage, Seller shall assign to Buyer such proceeds to the extent they directly relate to damage of such Purchased Assets. Seller shall use commercially reasonable efforts to pursue the recovery of insurance proceeds for damage to any of the Purchased Assets set forth on
Schedule 5.5(a) and not set forth on Schedule 5.5(b) to the extent such Purchased Assets are covered by insurance. Seller agrees to permit Buyer to store, at no cost to Buyer, any tangible Purchased Assets located at the Eden Prairie Facility (whether such Purchased Assets were located at the Eden Prairie Facility on the Closing Date or shipped thereto following the Closing Date) during the period commencing on the Closing Date and ending sixty (60) days thereafter (the "Storage Period"); provided, however, that any and all risk of loss and liability with respect to the Purchased Assets shall pass to Buyer on the Closing Date and Seller shall in no event be liable therefor; and, provided, further, that Seller shall in no event be responsible, financially or otherwise, for any loss or deterioration in the value of the Purchased Assets following the Closing Date; and, provided, further, that Buyer may store, at no cost to Buyer, any of the Purchased Assets set forth in Schedule 5.5(a) (other than the Purchased Assets set forth on Schedule 5.5(b)) which are not received at the Eden Prairie Facility before expiration of the Storage Period (the "Late Arriving Assets"), for a period of thirty (30) days commencing on the date of their receipt at the Eden Prairie Facility. Buyer shall be responsible for procuring and paying for any and all insurance covering the Purchased Assets following the Closing Date, including, but not limited to, the Purchased Assets being stored at the Eden Prairie Facility and any of the Purchased Assets set forth on Schedule 5.5(a). Buyer shall be responsible for making arrangements to ship the Purchased Assets from the Eden Prairie Facility by no later than the expiration of the Storage Period or, in the case of any Late Arriving Assets, by no later than thirty (30) days from their date of receipt at the Eden Prairie Facility, and Buyer shall pay any and all shipping costs and expenses to ship the Purchased Assets (including, but not limited to, any Late Arriving Assets) from the Eden Prairie Facility. Buyer shall pay any and all costs and expenses associated with preparing the Purchased Assets (including, but not limited to, any Late Arriving Assets) for shipment, including, but not limited to, costs of loading. On the Closing Date and upon reasonable notice to Seller after the Closing Date, Seller shall allow Buyer or Buyer's appointed representatives access to the Eden Prairie Facility for a reasonable period of time during normal business hours for purposes of preparing and loading the Purchased Assets for shipment from the Eden Prairie Facility. Buyer shall pay Seller a fee of $0.1385 per square foot of storage space used to store the Purchased Assets during each week or partial week after the expiration of the Storage Period or, in the case of any Late Arriving Assets, after expiration of the 30-day period following their receipt at the Eden Prairie Facility, in which any of the Purchased Assets remain at the Eden Prairie Facility.

         Section 5.6. Intellectual Property License. Buyer acknowledges and agrees that certain technology associated with Seller's compartmentalized oven (i.e., the Tower product), which technology is more specifically described and set forth on Schedule 5.6, is among the Purchased Assets and that Seller may require use of such technology to operate the Retained Businesses following the Closing Date. Buyer hereby grants Seller a royalty-free, non-exclusive, worldwide, perpetual, irrevocable license to use the technology set forth on
Schedule 5.6 in connection with Seller's operation of the Retained Businesses following the Closing Date and not in connection with the operation of any business which competes with either the SMT Business or any of Buyer's businesses as Buyer's businesses are operated on the Closing

Date; provided, however, that Seller may not sublicense, sell, assign or otherwise transfer its rights in the foregoing license without the prior written consent of Buyer.

         Section 5.7. Notice of Proposed Divestiture. Seller hereby covenants and agrees that during the 180-day period following the Closing Date, Seller shall provide written notice to Buyer of any vote by Seller's Board of Directors approving to seek a divestiture, in whole or in part, of any of the Retained Businesses, in which event Buyer shall have the opportunity to make an offer to purchase the Retained Businesses to be so divested; provided, however, that this
Section 5.7 shall in no event require Seller to enter into negotiations with Buyer regarding a divestiture of the Retained Businesses or to accept Buyer's offer therefor. In addition, during the 180-day period following the Closing Date, Seller covenants and agrees that Seller shall not, without giving Buyer at least ten (10) business days' written notice thereof, enter into any agreement or make any arrangement granting a third-party an exclusive right to negotiate for the purchase of any of the Retained Businesses.

         Section 5.8. Access to Accountants. Seller shall cause its independent auditors to provide Buyer's independent auditors, at Buyer's expense, with any such information as they might reasonably request to assist Buyer in complying with any and all rules and regulations of the Securities and Exchange Commission resulting from the transactions contemplated by this Agreement; provided, however, in no event shall Seller or Seller's independent auditors be liable, financially or otherwise, due to Buyer's failure to be in compliance with such rules and regulations.

         Section 5.9. Use of Trade Name. Buyer acknowledges and agrees that Seller operates a wholly-owed subsidiary named "Research International Latin America, S. deR.L. deC.V.," and that Seller plans to continue to operate Research International Latin America, S. deR.L. deC.V. following the Closing Date. Following the Closing Date, Buyer agrees that, notwithstanding Buyer's purchase from Seller hereunder of the trade name, "Research International," Buyer shall allow Seller to operate Research International Latin America, S. deR.L. deC.V. under such name so long as Seller is not in violation of Section 5.1(a) hereof.

         Section 5.10. Termination of Internet Link. Buyer acknowledges and agrees that the Internet domain name, "www.research-intl.com," which is part of the Purchased Assets (but not part of the Purchased Assets for purposes of Article IV hereof), is linked to and accessible from Seller's Website located at "www.researchinc.com," which is not part of the Purchased Assets, and that the Website located at "www.research-intl.com" currently resides on the computer server of a third-party Internet service provider ("ISP") with whom Seller has entered into an ISP agreement, which is not part of the Purchased Assets. Seller further acknowledges and agrees that, by no later than the thirtieth (30th) day following the Closing Date, Seller intends to and shall make arrangements with the ISP to terminate the link between Seller's Website located at "www.researchinc.com" and the Website located at "www.research-intl.com," and that Seller intends to and shall make arrangements with the ISP to remove the Website located at "www.research-intl.com" from the ISP's computer server. During the thirty-day period following the Closing Date, with reasonable notice from and at the request of Buyer, Seller shall take all reasonable actions necessary to assist Buyer in transitioning the Website located at "www.research-intl.com" from the ISP's computer server to the computer server on which Buyer intends to have such Website reside; provided, however, that Seller shall not be required to take, and Buyer shall be prohibited from taking, any action that could in any way disrupt the functionality of the Website located at "www.researchinc.com."

         Section 5.11. Transition of Contracts. Promptly following the Closing
Date:

                  (a) Seller and Buyer shall jointly send, at Buyer's expense, a letter to each customer and supplier who is party to a sales order or a purchase order that is included in the Contracts to notify such customer or supplier that Seller has sold certain assets and liabilities of the SMT Business to Buyer and that Buyer requests that such customer or supplier reissue such sales order or purchase order in Buyer's name, which letter shall be substantially in the form set forth on Schedule 5.11(a); and

                  (b) Seller and Buyer shall jointly send, at Seller's expense, a letter to each sales representative and distributor of the SMT Business that is party to a sales representative agreement or distributor agreement that is not included in the Contracts to notify such sales representative or distributor that Seller has sold certain assets and liabilities of the SMT Business to Buyer, that Buyer gives notice to such representative or distributor of its intent not to continue to operate under such sales representative agreement or distributor agreement and that Buyer desires to speak with such sales representative or distributor about entering into a new sales representative agreement or distributor agreement with Buyer, which letter shall be substantially in the form set forth on Schedule 5.11(b).

         Section 5.12. Processing of Warranty Claims. Seller and Buyer hereby acknowledge and agree that liabilities and obligations in respect of customer warranty claims (the "Warranty Claims"), including, but not limited to, costs of repair and/or replacement, for products of the SMT Business sold and shipped within two (2) years prior to the Time of Closing are among the Retained Liabilities. Following the Closing Date, promptly after Buyer receives a Warranty Claim which is in excess of Fifteen Hundred Dollars ($1,500) and which Buyer believes is a liability and obligation included among the Retained Liabilities, Buyer shall deliver a written notice to Seller (a "Warranty Claim Notice") of such Warranty Claim. A Warranty Claim Notice shall include the nature and amount of the Warranty Claim, the serial number of the part or equipment that is the subject of the Warranty Claim and the name, address and telephone number of the customer making the Warranty Claim. Within ten (10) days of receiving a Warranty Claim Notice, Seller shall provide written notice to Buyer of its determination, made in Seller's sole discretion, as to whether the Warranty Claim set forth in a Warranty Claim Notice is valid. In the event that Seller determines, in Seller's sole discretion, that the Warranty Claim set forth in a Warranty Claim Notice is valid, Buyer shall process and service such Warranty Claim on behalf of Seller; provided, however, that, following the expiration of the Royalty Period, Buyer shall be obligated to process and service Warranty Claims on behalf of Seller only if Seller is then not delinquent in paying to Buyer within thirty (30) days of invoice (which invoice shall include the information to be set forth in a Warranty Report (as hereinafter defined)) amounts owed to Buyer for Warranty Claims previously processed by Buyer on behalf of Seller. Buyer shall service on behalf of Seller any Warranty Claim which is less than Fifteen Hundred Dollars ($1,500) without first being required to deliver to Seller a Warranty Claim Notice therefor. Buyer shall charge Seller: (i) twenty-five percent (25.0%) of the value set forth on Schedule 1.1(b) for parts which are part of the Purchased Assets and which are used to service Warranty Claims on behalf of Seller; (ii) Buyer's actual cost for parts which are not part of the Purchased Assets and which are used to service Warranty Claims on behalf of Seller; and (iii) Buyer's actual labor cost for servicing Warranty Claims on behalf of Seller. On the date of payment to Seller of the Accrued Royalty for each Quarterly Period during the Royalty Period (or the date that the Accrued Royalty for each such Quarterly Period would have been paid to Seller but for offset against the entire Accrued Royalty for each such Quarterly Period) pursuant to Section 3.1(b) hereof, Buyer shall deliver to Seller a report (a "Warranty Report") setting forth the nature of each Warranty Claim serviced by Buyer on behalf of Seller during the Quarterly Period then ended, together with the serial number of the part or equipment that is the subject of each such Warranty Claim and a detailed summary (including a summary of parts, labor, etc.) of the cost charged by Buyer to Seller in connection with servicing each such Warranty Claim on behalf of Seller. Buyer hereby represents and warrants that all goods furnished in connection with servicing Warranty Claims on behalf of Seller and all services performed by Buyer in connection therewith, shall be merchantable, shall be fit for Seller's particular purposes of which Buyer is aware and shall be of high quality and free of all defects in design, material and workmanship. Any and all amounts owing to Buyer for Warranty Claims serviced by Buyer on behalf of Seller shall be collected, first, by offsetting such amounts against the royalties otherwise accruing to Seller pursuant to the terms and conditions of Section 3.1(b) hereof and, second, if the royalties otherwise accruing to Seller pursuant to the terms and conditions of Section 3.1(b) hereof are insufficient to satisfy such amounts, by offsetting such amounts against the Holdback Amount pursuant to the terms and conditions of Section 3.1(b) hereof.

         Section 5.13. Additional Letter of Credit. Buyer hereby covenants and agrees that it shall deliver to Seller, for receipt by Seller no later than August 5, 2002, an irrevocable stand-by letter of credit (the "Supplemental Letter of Credit") in form and substance identical to that of the Letter of Credit, except that the Supplemental Letter of Credit shall have an issue date of no later than August 5, 2002 and shall have an expiration date of August 4, 2003. The Supplemental Letter of Credit shall be issued in an amount equal to Three Hundred Fifty Thousand Dollars ($350,000), less the aggregate amounts that Buyer was entitled to offset against the Holdback Amount through the end of the then immediately preceding Quarterly Period in accordance with the terms and conditions of Section 3.1(b)(ii). Seller agrees that, to the extent Buyer incurs costs in obtaining the Supplemental Letter of Credit, Seller shall reimburse Buyer the lesser of (x) Two Thousand Dollars ($2,000) and (y) one-half of the actual cost to Buyer of obtaining the Supplemental Letter of Credit. Buyer and Seller hereby agree that Buyer shall not be required to obtain the Supplemental Letter of Credit in the event that, at any time prior to August 5, 2002, Buyer and Seller mutually agree in writing that Buyer shall not be required to obtain the Supplemental Letter of Credit.

         Section 5.14. Inspection of Books and Records.

                  (a) From and after the Closing, Seller shall make or cause to be made available to Buyer for examination and copying all records and documents of every character not included in the Purchased Assets but relating to the SMT Business, and shall permit Buyer and its representatives, attorneys, accountants and agents to have access to the same at all reasonable times, if Buyer determines in its reasonable judgment that such examination is necessary in connection with any governmental or quasi-governmental inquiry or in connection with any claim made against Buyer or the Purchased Assets.

                  (b) From and after the Closing, Buyer agrees to provide Seller and its representatives reasonable access to all documents, books and records included in the Purchased Assets for purposes of preparation of any tax returns by Seller after the Closing, responding to any audit by the Internal Revenue Service or any other authority and responding to any claims made against Seller to the extent such documents are relevant.

Section 5.15. Severability. With respect to any provision of this Article V finally determined by a court of competent jurisdiction to be unenforceable, Seller and Buyer hereby agree that such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. In the event that any provision of this

Article V cannot be reformed, such provision shall be deemed to be severed from this Agreement, but every other provision of Article V of this Agreement shall remain in full force and effect.

         Section 5.16. Further Assurances. On and after the Closing, Seller shall prepare, execute and deliver such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Purchased Assets or to consummate, in any other manner, the terms and conditions of this Agreement.

         Section 5.17. Public Announcement. Buyer and Seller shall agree on the terms of any press releases to be issued upon the execution of this Agreement and shall consult with each other before issuing any other press releases with respect to this Agreement and the transactions contemplated hereby, including without limitation, any termination of this Agreement for any reason.

         Section 5.18. Transfer of Warranties. In the event that any item of Purchased Assets transferred to Buyer hereunder is under any warranty or vendor's indemnification agreement from the manufacturer or the original seller thereof, the Buyer shall be entitled to the benefit of the warranty or vendor's indemnification agreement to the extent that the warranty or vendor's indemnification agreement is available to the transferee and Seller shall execute such instruments as may be required to transfer the warranty to the Buyer.

                               ARTICLE VI. CLOSING

         Section 6.1. Closing. This transaction shall close and all deliveries to be made at such time shall take place at 10:00 a.m., local time on November 9, 2001 (such time being the "Time of Closing" and such date being the "Closing Date"), at the offices of Lindquist & Vennum P.L.L.P., 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402-2274. The "Closing" shall mean the deliveries to be made by Buyer and Seller respectively at the Closing in accordance with this Agreement. The Closing shall be effective as of 12:01 a.m., Central Time, on the Closing Date.

         Section 6.2. Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer, all duly and properly executed (if necessary), the following:

                  (a) The Assignment and Assumption Agreement, conveying, selling, transferring and assigning to Buyer title to all of the Purchased Assets (other than any Proprietary Rights for which filings with the Patent and Trademark Office are required to effectuate an assignment thereof), free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except those matters approved in writing by Buyer prior to the Closing.

                  (b) Written consents to assignment to any and all Contracts for which written consent to assign is required.

                  (c) An Intellectual Property Assignment, substantially in the form attached hereto as Exhibit C, conveying, selling transferring and assigning to Buyer title to all Proprietary Rights for which filings with the Patent and Trademark Office are required to effectuate an assignment thereof (the "Intellectual Property Assignment").

                  (d) Resolutions of the directors of Seller authorizing the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder certified by the Secretary of Seller.

                  (e) The legal opinion of Lindquist & Vennum P.L.L.P., counsel for Seller, addressed to Buyer and dated the Closing Date, which shall be in form and substance satisfactory to Buyer.

                  (f) Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Purchased Assets, including, without limitation, instruments of assignment in recordable form conveying all of Seller's right, title and interest in and to the Proprietary Rights.

         Section 6.3. Deliveries by Buyer. On or prior to the Closing, Buyer shall deliver to Seller, all duly and properly executed (if necessary), the following:

                  (a) The Purchase Price.

                  (b) The Letter of Credit

                  (c) The legal opinion of Martin J. Teitelbaum, counsel for Buyer, addressed to Seller and dated as of the Closing Date, in form and substance reasonably satisfactory to Seller.

                  (d) Resolutions of the directors of Buyer authorizing the execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder, certified by the Secretary of Buyer.

                  (e) A counterpart signature page to the Assignment and Assumption Agreement.

                          ARTICLE VII. INDEMNIFICATION

         Section 7.1. Survival of Representations, Warranties and Agreements.

                  (a) All representations, warranties, covenants and agreements of Seller in this Agreement and in the Additional Documents (as defined herein below) shall survive execution, delivery and performance of this Agreement for the periods set forth in this Section 7.1(a) notwithstanding any investigation conducted at any time with regard thereto by or on behalf of Buyer. All statements contained in any Additional Document or Schedule or Exhibit hereto shall be deemed representations and warranties of Seller or Buyer set forth in this Agreement within the meaning of this Article. All of the representations and warranties of Seller and the Buyer contained in this Agreement and all unasserted claims and causes of action with respect thereto shall terminate upon expiration of twelve (12) months following the Closing Date, except that:

                  (i) the representations and warranties in Section 4.2(e) (Taxes) shall terminate three (3) years following the Closing Date, except in the case of fraud by Seller, in which event the representations and warranties in Section 4.2(e) (Taxes) shall terminate on the close of business on the 90th day after the applicable statute of limitations with respect to taxes;

                  (ii) the representations and warranties in Section 4.2(a) (Organization), Section 4.2(b) (Authorization), Section 4.2(h) (Title to Properties), Section 4.1(a) (Organization) and Section 4.1(b) (Authorization) shall survive indefinitely;

                  (iii) the covenants and agreements contained in this Agreement having specific time periods of applicability shall survive the Closing Date for the periods set forth therein; and

                  (iv) all other covenants and agreements (including, without limitation, the covenant of Buyer to assume the Assumed Liabilities and the covenant of Seller to retain the Retained Liabilities) shall survive indefinitely.

                  (b) In the event notice of any claim for indemnification is given (as provided for in Section 7.5) within the applicable survival period and not resolved within such period, the representations, warranties, covenants and agreements that are the subject of such indemnification claim shall survive until such time as such claim or claims are finally resolved but only with respect to the specific unresolved claim or claims made within the applicable survival period.

                  (c) As used in this Article, any reference to a representation, warranty or covenant contained in any Section of this Agreement shall include the Schedule relating to such Section.

         Section 7.2. Indemnification.

                  (a) Subject to the limitations set forth in Section 7.3 of this Agreement, Seller shall indemnify and hold harmless the Buyer, its shareholders, directors, officers and employees (each, a "Buyer Indemnified Party") from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of or arising from the following (collectively, "Buyer's Indemnifiable Claims"):

                  (i) Any inaccuracy in or breach of any of the representations or warranties made by Seller in this Agreement or any misrepresentation in or any omission from any certificate or other document (collectively, the "Additional Documents") furnished or to be furnished by or on behalf of Seller under this Agreement;

                  (ii) Any nonfulfillment or breach of any of the covenants or agreements made by Seller in this Agreement; and

                  (iii) The assertion against any Buyer Indemnified Party of any of the Retained Liabilities (whether or not arising out of any inaccuracy in or breach of any representation or warranty and whether or not disclosed on any Schedule).

                  (b) Subject to the limitations set forth in Section 7.3 of this Agreement, Buyer shall indemnify and hold harmless Seller, its shareholders, directors, officers and employees (each, a "Seller Indemnified Party") from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including, without limitation, interest, penalties, attorneys' fees, any and all expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of or arising from the following (collectively, "Seller's Indemnifiable Claims"):

                  (i) Any inaccuracy in or breach of any of the representations or warranties made by Buyer in this Agreement or any misrepresentation in or any omission from any Additional Documents furnished or to be furnished by or on behalf of Buyer under this Agreement;

                  (ii) Any nonfulfillment or breach of any of the covenants or agreements made by Buyer in this Agreement;

                  (iii) The assertion against any Seller Indemnified Party of any of the Assumed Liabilities; and

                  (iv) The operation by Buyer of the Purchased Assets or SMT Business on or after the Closing.

                  (c) For purposes of this Article, all Damages shall be computed net of (i) any actual net income tax benefit resulting therefrom to the indemnified party, and (ii) any insurance coverage with respect thereto which reduces the Damages that would otherwise be sustained. Notwithstanding the foregoing, it is understood and agreed that the determination of the net tax effect and/or insurance coverage benefit shall not delay payment or indemnification of such Damages by the indemnifying party. All Damages shall be paid or reimbursed promptly upon determination; the indemnified party receiving such Damages shall reimburse the indemnifying party for the net tax effect benefit of such Damages, if any, upon the date of filing of the tax return with respect to which such tax benefit is realizable or upon the date of recovery of any insurance proceeds.

                  (d) An indemnified party shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in subsections (a) and (b) above if the same shall be suffered by any parent, subsidiary or affiliate of such party.

                  (e) If any representation or warranty qualified by materiality or material adverse effect language is breached, then solely for purposes of calculating the amount of Damages suffered by any indemnified party such representation or warranty shall be read as if it did not contain any qualification as to materiality or material adverse effect.

         Section 7.3. Limitations on Indemnification. Rights to indemnification hereunder are subject to the following limitations:

                  (a) No Buyer Indemnified Party shall be entitled to indemnification hereunder with respect to a Buyer Indemnifiable Claim (or, if more than one Buyer Indemnifiable Claim is asserted, with respect to all Buyer Indemnifiable Claims) under clause (i) of Section 7.2(a) unless the aggregate amount of Damages with respect to such Buyer Indemnifiable Claim or Claims exceeds Thirty Thousand Dollars ($30,000) (the "Threshold Amount"), in which event the indemnity provided for in Section 7.2 hereof shall be effective only with respect to the amount of such Damages in excess of the Threshold Amount.

                  (b) Notwithstanding anything in this Agreement to the contrary, Seller shall not be required to indemnify the Buyer Indemnified Parties for Buyer Indemnifiable Claims under clause (i) of
         Section 7.2(a) with respect to which indemnification (on a cumulative basis) under this Agreement would otherwise be available in excess of an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000), less any amounts offset against the Holdback Amount attributable to amounts owing to Buyer for Warranty Claims serviced by Buyer on behalf of Seller.

         Section 7.4. Exclusive Remedy. Except as otherwise expressly provided for in this Agreement, following the Closing, the indemnification provided by this Article VII shall be the exclusive remedy for the Buyer Indemnified Parties and Seller Indemnified Parties with respect to this Agreement and the transactions contemplated by this Agreement, other than equitable remedies and fraud claims.

         Section 7.5. Procedure for Indemnification with Respect to Third-Party Claims.

                  (a) If a Buyer Indemnified Party determines to seek indemnification under this Article with respect to Buyer Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give notice to Seller within thirty (30) days of becoming aware of any such Buyer Indemnifiable Claim or of facts upon which any such Buyer Indemnifiable Claim will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Buyer Indemnified Party. If any such liability is asserted against a Buyer Indemnified Party, and the Buyer Indemnified Party notifies Seller thereof, Seller will be entitled, if it so elects by written notice delivered to the Buyer Indemnified Party within twenty
         (20) days after receiving the Buyer Indemnified Party's notice, to assume the defense thereof with counsel reasonably satisfactory to the Buyer Indemnified Party. Notwithstanding the foregoing, (i) the Buyer Indemnified Party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Buyer Indemnified Party; (ii) the Buyer Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and
         (iii) the rights of the Buyer Indemnified Party to be indemnified hereunder in respect of Buyer Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, Seller is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an indemnifiable claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                  (b) In the event that Seller, within twenty (20) days after receipt of the aforesaid notice of a Buyer Indemnifiable Claim, fails to assume the defense of the Buyer Indemnified Party against such Buyer Indemnifiable Claim, the Buyer Indemnified Party shall have the right to undertake the defense, compromise or settlement of such action on behalf of and for the account and risk of Seller; provided Buyer Indemnified Party shall not settle or compromise any such action without Seller's written consent, which shall not be unreasonably withheld.

                  (c) Notwithstanding anything in this Section 7.5 to the contrary, (i) if there is a reasonable probability that a Buyer Indemnifiable Claim may materially and adversely affect a Buyer Indemnified Party, other than as a result of money damages or other money payments, the Buyer Indemnified Party shall have the right, at Seller's cost and expense, to defend, compromise or settle such Buyer Indemnifiable Claim; provided Buyer Indemnified Party shall not settle or compromise any such action without Seller's written consent, and, provided, further, that in the event Buyer Indemnified Party defends such claim and such claim is not resolved adversely to such Buyer Indemnified Party, Buyer shall reimburse Seller for the costs and expenses of defending such claim; and (ii) Seller shall not, without the Buyer Indemnified Party's written consent, which consent shall not be unreasonably withheld, settle or compromise any Buyer Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise or consent includes as an unconditional term thereof providing for the giving by the claimant or the plaintiff to the Buyer Indemnified Party a release from all liability in respect of such Buyer Indemnifiable Claim.

         Section 7.6. Claims; Collection.

                  (a) The provisions of this Section 7.6(a) shall be subject to
         Section 7.3 of this Agreement. Promptly after becoming aware of a claim for indemnification under this Agreement (or, in the case of a Buyer Indemnified Party, a claim for which such Buyer Indemnified Party would be indemnified if not for the terms of Section 7.3(a)), the party claiming a right to indemnification (the "Indemnified Person") shall give written notice to the party claimed by such Indemnified Person to be obligated to provide indemnification (the "Indemnifying Person") of the nature of such claim and the amount such Indemnified Person alleges such Indemnified Person is entitled to receive hereunder from such Indemnifying Person. If the Indemnified Person does not receive from the Indemnifying Person an objection in writing (a "Indemnification Objection Notice") to an indemnification claim within fifteen (15) days after such Indemnifying Person receives notice of such indemnification claim, such Indemnified Person shall be entitled to recover from such Indemnifying Person the amount of such indemnification claim in accordance with the provisions of this Section 7.6. If the Indemnifying Person objects in a timely-delivered Indemnification Objection Notice that it has no indemnification obligation or is obligated to pay only a lesser amount, then the Indemnified Person and such Indemnifying Person shall engage in good-faith negotiations with a view to resolving any disagreements set forth in the Indemnification Objection Notice. If such good-faith negotiations between the Indemnified Person and the Indemnifying Person are unsuccessful in resolving all of the disagreement in an Indemnification Objection Notice within thirty (30) days of delivery of the Indemnification Objection Notice to such Indemnified Person, then such disagreements that remain in dispute shall be promptly thereafter submitted to a court of competent jurisdiction for resolution.

                  (b) A Buyer Indemnified Party's sole and exclusive method of recovering amounts to which such Buyer Indemnified Party is entitled (it being acknowledged and agreed that a Buyer Indemnified Party will only be entitled to recover amounts that have been agreed upon by such Buyer Indemnified Party and Seller or that are awarded to such Buyer Indemnified Party by a court of competent jurisdiction, in accordance with the terms and provisions of Section 7.6(a)) under this Article VII is, first, by offsetting such amounts against the royalties otherwise accruing to Seller pursuant to the terms and conditions of Section 3.1(b) hereof and, second, if the royalties otherwise accruing to Seller pursuant to the terms and conditions of Section 3.1(b) hereof are insufficient to satisfy such amounts, by offsetting any unsatisfied amounts against the Holdback

         Amount pursuant to the terms and conditions of Section 3.1(b) hereof and, third, if the foregoing are insufficient to satisfy such amounts, by collecting any unsatisfied amounts directly from Seller.

                     ARTICLE VIII. MISCELLANEOUS PROVISIONS

         Section 8.1. Notice. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made, when received, if in writing and if served either by personal delivery to the party for whom intended or by being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to Seller:         Research, Incorporated
                      6425 Flying Cloud Drive
                      Eden Prairie, MN 55344
                      Attention: Brad Yopp

with a copy to:       Charles P. Moorse
                      Lindquist & Vennum P.L.L.P.
                      4200 IDS Center
                      80 South Eighth Street
                      Minneapolis, MN 55402-2205

If to Buyer:          CVD Equipment Corporation
                      1881 Lakeland Avenue
                      Ronkonkoma, New York 11779
                      Attention: Mitchell Drucker

with a copy to:       Martin J. Teitelbaum
                      329 Middle Country Road
                      P.O. Box 514
                      Smithtown, New York 11787

         Section 8.2. Entire Agreement. This Agreement, the exhibits and schedules hereto, and the documents referred to herein embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

         Section 8.3. Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller, its successors and permitted assigns, and Buyer, its successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other party.

         Section 8.4. Captions. The Article and Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         Section 8.5. Expenses of Transaction. Seller shall pay all costs and expenses incurred by it in connection with this Agreement, and the transactions contemplated hereby. Seller shall pay all transfer taxes and Buyer shall pay all sales taxes imposed as a result of the consummation of the transactions contemplated by this Agreement. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         Section 8.6. Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

         Section 8.7. No Third Party Beneficiaries. Subject to Section 8.3 hereof and other than each Buyer Indemnified Party, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement. It is acknowledged and agreed that each Buyer Indemnified Party shall be a third party beneficiary of the provisions of Article VII and shall have the right to enforce the provisions thereof as if each were an original signatory hereto.

         Section 8.8. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

         Section 8.9. Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         Section 8.10. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Minnesota.

         Section 8.11. Definitions. For purposes of this Agreement, the "Knowledge of Seller," "to the Knowledge of Seller" or similar type language shall mean the actual knowledge of Brad Yopp, President of Seller, and Bruce Bailey, Vice President of Seller.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                                 SELLER:

                                                 RESEARCH, INCORPORATED
                                                 /s/ Brad Yopp
                                                 -------------------------------

                                                 By: Brad Yopp
                                                     ---------------------------

                                                 Title: President
                                                       -------------------------


                                                 BUYER:

                                                 CVD EQUIPMENT CORPORATION
                                                 /s/ Leonard A. Rosenbaum
                                                 -------------------------------

                                                 By: Leonard A. Rosenbaum
                                                     ---------------------------

                                                 Title: President
                                                       -------------------------

         LIST OF EXHIBITS AND SCHEDULES TO THE ASSET PURCHASE AGREEMENT


Exhibit Number      Exhibit Description
--------------      -------------------

Exhibit A           Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit B           Form of Irrevocable Letter of Credit
Exhibit C           Form of Intellectual Property Assignment


Schedule Number     Schedule Description
---------------     --------------------

Schedule 1.1(a)     Personal Property
Schedule 1.1(b)     Inventory
Schedule 1.1(c)     Proprietary Rights
Schedule 1.1(d)     Contracts
Schedule 1.1(g)     Non-Compete Contracts
Schedule 1.1(r)     Other Excluded Property
Schedule 3.1(b)     Form of Certificate Accompanying Royalty Statements
Schedule 3.3        Purchase Price Allocation
Schedule 4.1(c)     Buyer's Consents; Violations of Law
Schedule 4.2(c)     Financial Statements
Schedule 4.2(d)     Undisclosed Liabilities
Schedule 4.2(f)     Compliance With Laws
Schedule 4.2(g)     Transfers; Claims Against Proprietary Rights
Schedule 4.2(h)     Liens
Schedule 4.2(j)     Legal Proceedings
Schedule 4.2(m)     Assignments; Violations of Contracts
Schedule 4.2(o)     Warranty
Schedule 5.3(b)     SMT Employees
Schedule 5.5(a)     Location of Purchased Assets
Schedule 5.5(b)     Non-Delivered Off-Site Purchased Assets
Schedule 5.6        Licensed Technology
Schedule 5.11(a)    Form of Letter to Vendors and Customers
Schedule 5.11(b)    Form of Letter to Representatives and Distributors

These exhibits and schedules are omitted as permitted under Item 601(b)(2) of Regulation S-K. Research, Incorporated agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Asset Purchase Agreement to the Commission upon request.


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